Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69165, 333-81593, 333-37252, 333-42340, 333-47874, 333-58420, 333-58422, 333-116641, and 333-139284 on Form S-8 of our reports dated February 21, 2008, relating to the financial statements of InfoSpace, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, effective January 1, 2006), and the effectiveness of InfoSpace, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of InfoSpace, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Seattle, WA

February 21, 2008